Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 25, 2010 with respect to the financial statements of the Cerner Corporation Associate Stock Purchase Plan on Form 11-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements on Form S-8 (Nos. 333-70170 and 333-174568) of Cerner Corporation.

/s/ Weaver & Martin LLC

Kansas City, Missouri

March 23, 2012